Exhibit 99.1

April 21, 2017

VIA ELECTRONIC MAIL AND OVERNIGHT COURIER

Highland Select Equity Master Fund, L.P.

c/o Highland Capital Management, L.P.

300 Crescent Court, Suite 700

Dallas, TX 75201

Attention: Mr. James D. Dondero, President

Re:	Purported Notice of Nomination Submitted on February 23, 2017

Ladies and Gentlemen:

On behalf of RAIT Financial Trust, a Maryland real estate investment trust (“RAIT”), the Nominating and Governance Committee (the “Nominating and Governance Committee”) of the RAIT Board of Trustees (the “RAIT Board”) and the RAIT Board, we are writing with respect to the purported notice of nomination (the “Purported Nominating Notice”) that Highland Capital Management, L.P. (“Highland”), acting on behalf of Highland Select Equity Master Fund, L.P. (“Highland Select”), submitted to RAIT on February 23, 2017 at approximately 4:46 p.m. E.T., approximately 14 minutes prior to the 5:00 p.m. E.T. deadline set forth in RAIT’s Amended and Restated Bylaws (the “Bylaws”) for submitting advance notices of nominations of proposed candidates for election to the RAIT Board at the 2017 annual meeting of the shareholders of RAIT (the “2017 Annual Meeting”).

In the Purported Nominating Notice, Highland Select purports to notify RAIT of its intention to nominate five individuals, Nancy Jo Kuenstner, John M. Pons, Andrew C. Richardson, James D. Dondero and Matt McGraner (collectively, the “Highland Nominees”), to the nine-member RAIT Board at the 2017 Annual Meeting.

On March 24, 2017, RAIT communicated to Highland in writing that, while neither the Nominating and Governance Committee nor the RAIT Board had made a final decision with respect to whether the Purported Nominating Notice, as submitted, was in compliance with the Bylaws, the Nominating and Governance Committee believed that the Purported Nominating Notice did not comply with the Bylaws in numerous respects, particularly Section 404 of the Bylaws (the “Advance Notice of Nomination Bylaws”) and that, accordingly, Highland had not submitted to RAIT a timely and proper advance notice of nomination in compliance with the Bylaws. In our March 24, 2017 letter, we detailed at length our concerns with the multiple provisions of the Advance Notice of Nomination Bylaws that we believe Highland failed to comply with when it submitted the Purported Nominating Notice and requested that Highland

Highland Select Equity Master Fund, L.P.

c/o Highland Capital Management, L.P.

April 21, 2017

provide us with additional information addressing our concerns. On April 4, 2017, Highland responded to our March 24, 2017 letter, but failed to address any of our concerns with respect to the Purported Nominating Notice’s deficiencies, failed to provide any of the information that we requested in our March 24, 2017 letter and failed to provide any new or additional information, facts or materials.

Accordingly, given the concerns that we detailed in our March 24, 2017 letter with respect to the failure of the Purported Nominating Notice to comply with the Bylaws and given Highland’s failure to provide the additional information we requested from Highland to address our concerns with the Purported Nominating Notice’s deficiencies, the RAIT Board has determined, based upon a recommendation from the Nominating and Governance Committee, that Highland has failed to submit a proper and timely advance notice of nomination in accordance with the Bylaws. As such, pursuant to Section 404(e) of the Bylaws, any attempt at the 2017 Annual Meeting to nominate the Highland Nominees to the RAIT Board shall be disregarded and any ballots cast for the Highland Nominees shall be void and of no force or effect.

Sincerely,

RAIT FINANCIAL TRUST

By:	/s/ Anders Laren
Anders Laren
Corporate Secretary

cc:	Michael J. Malter, Chairman of the RAIT Board
Murray Stempel, III, Chairman of the RAIT Board Nominating and Governance Committee
Scott L.N. Davidson, President and Chief Executive Officer
John J. Reyle, Esq., General Counsel